UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
May 12, 2009
Date of Report (Date of earliest event reported)
Smith & Wesson Holding Corporation
(Exact Name of Registrant as Specified in Charter)

Nevada	001-31552	87-0543688

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2100 Roosevelt Avenue
Springfield, Massachusetts
01104
(Address of Principal Executive Offices) (Zip Code)
(800) 331-0852
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On May 7, 2009, Smith & Wesson Holding Corporation (the “Company”) filed a Current Report on Form 8-K to disclose that on May 6, 2009, the Company entered into an equity underwriting agreement (the “Underwriting Agreement”) with Deutsche Bank Securities Inc., as representative of the several underwriters listed on Schedule I of the Underwriting Agreement (collectively, the “Underwriters”), relating to the sale by the Company of a total of 5,500,000 shares of the Company’s common stock (the “Offering”). The offering price to the public was $6.25 per share.
     Pursuant to the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to an additional 500,000 shares of the Company’s common stock solely to cover over-allotments, if any. On May 8, 2009, the Underwriters informed the Company that they would exercise this option to cover over-allotments.
     On May 12, 2009, the Company and the Underwriters consummated the Offering, and gross proceeds (after deducting the underwriting discounts and commissions but before expenses) were approximately $35.25 million to the Company. The shares of common stock were offered and sold pursuant to a base prospectus and related prospectus supplement, which have previously been filed with the Securities and Exchange Commission.
     The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is attached as Exhibit 1.1 to the Form 8-K filed by the Company on May 7, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITH & WESSON HOLDING CORPORATION
Date: May 12, 2009	By:	/s/ Deana McPherson
Deana McPherson
Corporate Controller